Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ISSUES INITIAL 2009 EARNINGS ESTIMATES

December 18, 2008 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced its initial earnings estimates for 2009. All references to earnings per share (EPS) and funds from operations (FFO) per share, the generally accepted measure of performance for the REIT industry, reflect fully diluted amounts.

The company’s current 2008 EPS estimate ranges $1.97 to $2.02, which includes previously reported gains on property sales, totaling $39.5 million, or $0.77 per share. For the full year 2009, management expects EPS to range $0.76 to $0.96. EPS estimates do not reflect projected gains or losses from asset sales for fourth quarter 2008, and do not include projected gains or losses associated with property sales for 2009.

The company’s current 2008 FFO estimate ranges $2.75 to $2.80. Management expects FFO per share for 2009 to range $2.45 to $2.65, or an 8.0% decline at the mid-point of the estimated ranges. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) The expected decline in earnings is driven primarily by a reduction in real estate net operating income (NOI) from same store operations, stabilized community sales in 2008 and projected dispositions in 2009, and initial operating deficits from development communities entering the leasing phase.

EPS and FFO estimates for 2008 and 2009 do not include the recognition of nonroutine revenue and expense items, or the impact from the mandatory adoption of FASB Staff Position APB 14-1, which requires companies to expense on a current and retroactive basis certain implied costs of the option value related to convertible debt beginning January 1, 2009. Adoption of APB 14-1 will result in the recognition of noncash charges, which will have no material impact on the company’s debt coverage ratios or debt covenants. APB 14-1 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The company will adopt APB 14-1 at the commencement of its fiscal year ending December 31, 2009, as required. Upon adoption of APB 14-1, retroactive application for all periods presented is required, and the company will adjust its EPS and FFO guidance accordingly.

BRE Properties, Inc. — 525 Market Street, 4th Floor —   San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

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Earnings guidance is based on management’s expectations regarding several factors, as follows:

2009 Market Environment & Operations

Management’s expectations relative to economic conditions and job growth are consistent with many current economic forecasts: a deep recession affecting all sectors of the economy, with continued job losses through 2009. Deteriorating economic conditions and supply/demand dynamics in the company’s operating markets may lead to composite market rent declines ranging 3.0% to 6.0%, from peak levels achieved during 2008.

With the estimated range of rent compression, the current level of loss-to-lease (the value of market rents against current in-place rents) in the company’s base of operations would decline 50% to 100%. Correspondingly, management expects year-over-year same-store revenue results to perform flat against 2008 levels or decline as much as 1.5%. Property-level operating expenses for the same-store portfolio are expected to increase in a range of 2.0% to 3.0%, as compared to 2008. As a result, management expects same-store NOI results for 2009 to decline in a range of 1.0% to 3.5%.

Development & Acquisitions

NOI from development properties that achieved stabilized occupancy in 2008 and properties that will commence initial lease-up during 2009 is expected to range $16.0 to $18.0 million.

The company has three California development properties that commenced unit delivery and lease-up during 2007: Avenue 64, Emeryville, 224 units; Renaissance at Uptown Orange, Orange, 460 units; and The Stuart at Sierra Madre Villa, Pasadena, 188 units. All three assets achieved stabilized occupancy during the second half of 2008 and will remain in the non-same-store category for 2009. The company has one community, 5600 Wilshire, Los Angeles, Calif., 284 units, which commenced lease-up during fourth quarter 2008; and three additional communities that will commence lease-up in 2009: Park Viridian, Anaheim, Calif., 320 units; Taylor 28, Seattle, Wash., 197 units; and Belcarra, Bellevue, Wash., 296 units.

During 2009, management expects advances for construction and development activities to range $175 to $200 million. The company believes it has sufficient liquidity to meet its 2009 capital requirements, but may access external sources of capital and use property sales to manage leverage and exposure to floating rate debt.

Earnings guidance for 2009 does not include forecasted NOI from future acquisitions.

BRE Properties, Inc. — 525 Market Street, 4th Floor —   San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

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Property Dispositions

The company expects the level of stabilized property sales in 2009 to be consistent with the volume achieved in 2008. Proceeds derived from dispositions are expected to range $150 to $175 million, with sales efforts targeted primarily in Sacramento.

Other Items

Other items that are expected to influence 2009 earnings are as follows:

•	Interest expense is expected to range $83 to $86 million.

•	Capitalized interest expense is expected to range $17 to $19 million.

•	Corporate G&A expense is expected to range $20 to $22 million.

•	The company does not forecast or estimate gains or losses on the sale of land in connection with earnings guidance.

•	The company does not publicly forecast or estimate the recognition of nonroutine items of income or expense.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are used throughout the text of this release. These measures are defined and explained in Attachment A, “Reconciliation and Definition of Non-GAAP Financial Measures,” at the end of this news release. See Attachment A.

About BRE Properties

BRE Properties – a real estate investment trust – develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 75 apartment communities totaling 22,126 units in California, Arizona and Washington. The company currently has seven other properties in various stages of development and construction, totaling 2,077 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. (Property data as of September 30, 2008)

BRE Properties, Inc. — 525 Market Street, 4th Floor —   San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, including statements related to 2008 results of operations, property development, acquisitions and dispositions and future capital-raising plans, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC, including its most recent Quarterly Report on Form 10-Q. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no responsibility to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc. — 525 Market Street, 4th Floor —   San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

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Attachment A: Reconciliation and Definition of Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Below is a reconciliation of diluted EPS to diluted FFO per share:

	Full Year 2009
	Low Range	High Range
Diluted Earnings Per Share	$0.76	$0.96
Depreciation	$1.65	$1.65
Minority interests convertible to common	$0.04	$0.04
Diluted FFO per share	$2.45	$2.65

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees). We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our

BRE Properties, Inc. — 525 Market Street, 4th Floor —   San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

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BRE Properties, Inc. — 525 Market Street, 4th Floor —   San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com